EXHIBIT 5.1

BEFUMO & SCHAEFFER PLLC

A PROFESSIONAL FIRM WITH LAWYER AND NON-LAWYER PARTNERS

P.O. Box 65873 | Washington, DC 20035 | Ph: 202-669-0619 | Email: andrew@befumolaw.com

June 28, 2017

To:	Board of Directors
G.F. Partners, Inc. 238 E 30th Street New York, NY 10016

RE:	Common Stock of G.F. Partners, Inc. Registered on Form S-1, filed on or about June 28, 2017

Dear Sirs;

We have acted as special counsel to G.F. Partners, Inc. (the “Company”), a corporation incorporated under the laws of the State of Wyoming, in connection with the filing, on or about June 28, 2017, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 7,500,000 shares of the Company’s common stock, consisting of 7,500,000 shares of common stock for sale by the Company (the “Registered Shares”).

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are duly authorized and that the shares will, when sold, be legally issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Wyoming corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Wyoming law, including the statutory provisions, all applicable provisions of the Wyoming Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Befumo & Schaeffer, PLLC

Befumo & Schaeffer, PLLC